Reply to: Reno

November 30, 2012

Board of Directors

Stevia First Corp.

5225 Carlson Road

Yuba City, CA 95993

Re: Registration Statement/Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Stevia First Corp. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1, as may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering from time to time by the selling stockholders identified in the prospectus forming a part of the Registration Statement of an aggregate of 2,508,572 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) including the following:

a.	1,000,000 shares of Common Stock underlying warrants to purchase Common Stock issued to certain the selling stockholders named in the prospectus of the Registration Statement in connection with a private placement of convertible debentures and warrants (the “Warrants”) completed on November 1, 2012 (the “Private Placement”);

b.	1,428,572 shares of Common Stock issuable upon conversion of convertible debentures issued in the Private Placement (the “Debentures”); and

c.	80,000 shares of Common Stock underlying warrants issued to the placement agent in the Private Placement (the “Agent Warrants”).

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the respective grants and the authorization of the issuance of the Shares, the Warrants, the Debentures, and such other documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued in accordance with the terms of the Warrants, the Debentures, and the Agent Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

352575.1	McDONALD CARANO WILSON LLP